Exhibit 3.1

HINES GLOBAL REIT II, INC.
ARTICLES SUPPLEMENTARY

Hines Global REIT II, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.2.2 of Article VI of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board of Directors”), by duly adopted resolutions, reclassified 900,000,000 authorized but unissued shares of Class A Common Stock, $0.001 par value per share, of the Company (the “Class A Common Stock”) as shares of Class T Common Stock, $0.001 par value per share, of the Company (the “Class T Common Stock”), with the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Section 6.2 of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of shares of Class A Common Stock and Class T Common Stock which the Company has authority to issue after giving effect to these Articles Supplementary are 600,000,000 and 900,000,000, respectively. There has been no increase in the authorized shares of stock of the Company effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class T Common Stock

(1)    Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

(a)    Dealer Manager Fee. The term “Dealer Manager Fee” shall mean the dealer manager fee payable to the Dealer Manager for serving as the dealer manager for an Offering and reallowable to Soliciting Dealers with respect to Shares sold by them, as described in the Prospectus.

(b)    Distribution Fee. The term “Distribution Fee” shall mean the distribution and stockholder servicing fee payable to the Dealer Manager as additional compensation for serving as the dealer manager for an Offering and reallowable to Soliciting Dealers with respect to Shares sold by them, as described in the Prospectus.

(c)    Total Company-Level Underwriting Compensation. The term “Total Company-Level Underwriting Compensation” shall mean all Dealer Manager Fees, Selling Commissions, Distribution Fees and any other items deemed underwriting compensation pursuant to Rule 2310 of the Financial Industry Regulatory Authority, Inc. paid by the Company to the Dealer Manager or to Soliciting Dealers with respect to an Offering.

(d)    Total Account-Level Underwriting Compensation. The term “Total Account-Level Underwriting Compensation” shall mean all Dealer Manager Fees, Selling Commissions, Distribution Fees and any other items deemed underwriting compensation pursuant to Rule 2310 of the Financial Industry Regulatory Authority, Inc. paid by the Company to the Dealer Manager or to Soliciting Dealers with respect to the shares of Class T Common Stock held in a particular Stockholder’s account.

(2)    Distributions. The per share amount of any Distributions on the Class T Common Stock in relation to the per share amount of any Distributions on the Class A Common Stock shall be determined as described in the most recent Prospectus for an Offering of Class T Common Stock, as such Prospectus may be amended or supplemented with the approval of a majority of the Board of Directors from time to time.

(3)    Conversion of Class T Common Stock. Each share of Class T Common Stock held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of shares of Class A Common Stock equal to a fraction, the numerator of which is the Net Asset Value per share of Class T Common Stock (including any reduction for Distribution Fees as described in the Prospectus) and the denominator of which is the Net Asset Value per share of Class A Common Stock, on the earlier of: (a) a Listing of the Class A Common Stock; (b) a merger or consolidation of the Company with or into another entity or the sale or other disposition of all or substantially all of the Company’s assets; (c) the end of the month in which the Dealer Manager determines that Total Company-Level Underwriting Compensation paid in an Offering, including the aggregate Distribution Fees paid with respect to all shares of Class T Common Stock sold in such Offering, is equal to 10.0% of the Gross Proceeds from the sale of both Class A Common Stock and Class T Common Stock in such Offering; and (d) the end of the month in which the Total Account-Level Underwriting Compensation paid with respect to the shares of Class T Common Stock held in the Stockholder’s account, including the Distribution Fees paid with respect to such shares of Class T Common Stock, is equal to 10.0% of the gross offering price of such shares of Class T Common Stock at the time of investment.
SECOND: The shares of Class T Common Stock have been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Secretary and attested to by its Chief Accounting Officer and Treasurer on this 6th day of August, 2015.

ATTEST:		HINES GLOBAL REIT II, INC.
By:	/s/ J. Shea Morgenroth	By:	/s/ Ryan T. Sims	(SEAL)
Name:	J. Shea Morgenroth	Name:	Ryan T. Sims
Title:	Chief Accounting Officer and Treasurer	Title:	Chief Financial Officer and Secretary